CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES B PREFERRED STOCK

OF

AG Acquisition Group, Inc.

a Delaware corporation

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned Chief Financial Officer of AG Acquisition Group, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby file this Certificate of Designations of Preferences and Rights of Series B Preferred Stock (this “Certificate of Designations”) and DOES HEREBY CERTIFY that pursuant to the authority contained in the Corporation’s Certificate of Incorporation, and pursuant to Section 151 of the General Corporation Law of the State of Delaware and in accordance with the provisions of the resolution creating a series of the class of the Corporation’s authorized Preferred Stock designated as Series B Preferred Stock, as follows:

FIRST: The Certificate of Incorporation of the Corporation authorizes the issuance by the Corporation of 100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock’’) and 5,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated October 18, 2017, the Board of Directors designated three (3) shares of the Preferred Stock as Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES B PREFERRED STOCK

Section 1. Powers and Rights of Series B Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as “Series B Preferred Stock”, par value $0.0001 per share (the “Series B Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series B Preferred Stock shall be as set forth in this Certificate of Designations.

(a) Number and Original Issue Price. The number of authorized shares of the Series B Preferred Stock is three (3) shares.

(b) No Dividends. Holders of shares of Series B Preferred Stock shall not be entitled to receive any dividends.

(c) No Rights upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the holders of the Series B Preferred Stock (each, a “Series B Holder”) shall not be entitled to receive any distribution of any of the assets or surplus funds of the Corporation.

(d) Participation. The Series B Preferred Stock shall not participate in any distributions or payments to the holders of the Common Stock or any other classes of Preferred Stock of the Corporation.

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(e) Vote. Other than as set forth below in this Section 1(e) and as set forth in Section 1(f), the Series B Preferred Stock shall have no voting rights. The prior written consent or affirmative vote of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, with each share of Series B Preferred Stock having one vote, shall be required in order for the Corporation to undertake, consummate, or otherwise facilitate or participate in any of the following actions:

(i)	any amendment of the articles of incorporation, certificate of incorporation or bylaws of the Corporation or any of its direct and indirect subsidiaries as to which the Corporation holds, directly or beneficially, a majority of the voting power, whether existing now or in the future (collectively, the “AGAG Group Members”);

(ii)	any change in the primary business of an AGAG Group Member;

(iii)	any transfer of, or change of control with respect to, all or substantially all the assets or business of an AGAG Group Member, whether in an asset sale, stock sale, merger, consolidation, or other form of transaction having substantially similar effect;

(iv)	any spin-off of assets of an AGAG Group Member;

(v)	the issuance of capital stock of an AGAG Group Member, or the issuance of other securities or instruments convertible into capital stock of an AGAG Group Member, except for the issuance of Common Stock upon the conversion of Series A Convertible Preferred Stock of the Corporation; provided, however, that no approval will be necessary for a firm commitment offering resulting in net proceeds to the Corporation of not less than $40,000,000 and a concurrent listing on a national stock exchange;

(vi)	a business or commercial transaction between an AGAG Group Member, on one hand, and any person who is or has been at any time an officer or director of a AGAG Group Member, or is John Vasquez or Jeeva Ratnathicam, or is related to any such officer or director or to John Vasquez or Jeeva Ratnathicam by blood or marriage;

(vii)	a dividend, distribution, share redemption, liquidation, or other transaction under which a shareholder of an AGAG Group Member receives cash or property in exchange for, or with respect to, shares in the same or any other AGAG Group Member;

(viii)	any dividends or distributions to shareholders of any AGAG Group Member;

(ix)	any fixing or changing of the number of directors of the Corporation;

(x)	any change of the principal place of business of an AGAG Group Member to a place located more than 50 miles from its location as of the date of this Certificate of Designations; or

(xi)	any amendment of this Certificate of Designations.

Any transaction for which the approval of the Series B Preferred Stock pursuant to this Section 1(e) is required but not obtained will be void, unless the holders of a majority of the issued and outstanding shares of Series B Preferred Stock, in their sole discretion, ratify and approve it.

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(f) Directors. Subject to the immediately following sentence, the holders of the Series B Preferred Stock shall be entitled to name three directors to serve on the Board of Directors of the Corporation, with one director to be nominated by the holder of each share of Series B Preferred Stock (each a “Series B Director”), and each share of Series B Preferred Stock shall have one vote in the election of such Series B Directors. In order for a holder of a share of Series B Preferred Stock to exercise his, her or its right to nominate a Series B Director in accordance with this Section 1(f), such holder shall have, simultaneously with such nomination or prior to such nomination, voted for the approval of the Series B Directors nominated by the other shares of Series B Preferred Stock. A Series B Director may only be removed upon the unanimous vote of all of the issued and outstanding shares of Series B Preferred Stock.

(g) Mandatory Redemption. In the event that a Series B Holder ceases to serve as either an officer or director of the Corporation for any reason, the Corporation shall redeem any share(s) of Series B Preferred Stock held by such Series B Holder at a price of $1.00 per share of Series B Preferred Stock. Any such redeemed share(s) of Series B Preferred Stock shall thereafter constitute authorized but unissued and non-outstanding shares of Series B Preferred Stock.

(h) No Transfer. No Series B Holder may Transfer (as defined below) any share or shares of Series B Preferred Stock without the prior written consent of all of the other issued and outstanding shares of Series B Preferred Stock. For purposes hereof, a “Transfer” shall mean any transfer, sale, assignment, pledge, hypothecation, gift, creation of a security interest in or the placing of a lien on, placing in trust (voting or otherwise), assignment or any other encumbrance or disposition of, directly or indirectly and whether or not by operation of law or for value or otherwise, of any share or shares of Series B Preferred Stock or any rights, benefit, control over or other interest therein.

(i) No Conversion. The Series B Preferred Stock shall not be convertible into any other class of shares of the Corporation.

Section 2. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Series B Holders shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service, addressed to the Corporation at the primary offices of the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, via email with return receipt requested, sent by a nationally recognized overnight courier service addressed to each Series B Holder at the email, facsimile, telephone number or address of such Series B Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Series B Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2(a) prior to 5:30 p.m. (Eastern time); (ii) upon receipt of a return receipt if sent via email; (iii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 2(a) later than 5:30 p.m. (Eastern time) on any date and earlier than 11:59 p.m. (Eastern time) on such date, (iv) the second Business Day (as defined below) following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

(b) Legend. Any certificates representing the Series B Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION ARE NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(c) Lost or Mutilated Series B Preferred Stock Certificate. If a Series B Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(d) Awards of Costs, Expenses, and Fees. If any Series B Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(e) Waiver. Any waiver by the Corporation or the Series B Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Series B Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

(f) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

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IN WITNESS WHEREOF, AG Acquisition Group, Inc. has caused this Certificate of Designation to be signed by a duly authorized officer on this 18th day of October, 2017.

AG Acquisition Group, Inc.

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